UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 26, 2017

ENBRIDGE ENERGY PARTNERS, L.P.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-10934	39-1715850
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 LOUISIANA, SUITE 3300, HOUSTON, TEXAS 77002

(Address of Principal Executive Offices) (Zip Code)

(713) 821-2000

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Line 3R Funding Arrangement

On January 26, 2017, Enbridge Energy Partners, L.P. (the “Partnership”) amended and restated the partnership agreement of our subsidiary, Enbridge Energy, Limited Partnership, to create a new series of partnership interests, which are referred to as the Series L3R partnership interests. Our general partner, Enbridge Energy Company, Inc. (“EECI”), will own approximately 99% of the Series L3R partnership interests, and the Partnership will own approximately 1% of the Series L3R partnership interests. The Series L3R partnership interests will be used to fund the U.S. portion of the Partnership’s Line 3 replacement program (the “Line 3R Program”) in proportion to ownership of the Series L3R partnership interests. Pursuant to this arrangement, EECI will pay the Partnership approximately $450 million for its 99% percent interest in the project, including the Partnership’s share of its construction costs to date. The Partnership has an option, exercisable at any time during the four years after the Line 3R Program is completed and placed into service, to acquire up to an additional 39% of the total outstanding Series L3R partnership interests from EECI. The Partnership will use the funds received pursuant to the Line 3R Program funding arrangement to exercise its option to acquire an additional 15% of the Series EA partnership interests from EECI for approximately $360 million, thereby increasing its interest in the Eastern Access projects which are now in service to 40%.

The foregoing discussion is qualified in its entirety by reference to the Eighth Amended and Restated Agreement of Limited Partnership of Enbridge Energy, Limited Partnership, entered into by us, EECI, Enbridge Pipelines (Lakehead) L.L.C., Enbridge Pipelines (Wisconsin) Inc., Enbridge Pipelines (Eastern Access) L.L.C., Enbridge Pipelines (Mainline Expansion) L.L.C. and Enbridge Pipelines (L3R) L.L.C., and together with the exhibits thereto, which is attached to this report as Exhibit 10.1.

Support Agreement

On January 26, 2017, the Partnership, EECI and Midcoast Energy Partners, L.P. (“MEP”) entered into a Support Agreement (the “Support Agreement”) with respect to the Agreement and Plan of Merger (the “Merger Agreement”), dated January 26, 2017, among MEP, EECI, a wholly-owned merger subsidiary of EECI, and Midcoast Holdings, L.L.C. (the “MEP General Partner”). The Merger Agreement was announced on January 27, 2017 by MEP. Pursuant to the Support Agreement, the Partnership, in its capacity as a holder of MEP units, has agreed to vote its units in favor of the Merger Agreement and the transactions contemplated by the Merger Agreement. The Support Agreement will terminate if the Merger Agreement is terminated in accordance with its terms, if the board of directors of the MEP General Partner makes an adverse recommendation change as permitted by the terms of the Merger Agreement, or on the date on which any modification, waiver or amendment to the Merger Agreement that is made without the prior written consent of the Partnership.

Item 2.02. Results of Operations and Financial Condition.

The press release described under Item 7.01 below and furnished as Exhibit 99.1 included certain information with respect to the Partnership’s expected results for the fiscal year ended December 31, 2016.

This information is not deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not incorporated by reference into any registration statements filed under the Securities Act of 1933, as amended.

Item 7.01. Other Events.

On January 27, 2017, the Partnership issued a press release announcing its distribution for the fourth quarter, providing an update on expected 2016 results and its financial outlook for 2017 and discussing several strategic actions being undertaken as part of its ongoing strategic review, including the matters discussed under Item 1.01 above. The press release is furnished as Exhibit 99.1.

The Partnership will host a conference call at 9:00 a.m. Eastern Time on January 27, 2017 to discuss its financial outlook and ongoing strategic review. The investment community can listen in by calling 1-844-298-9821, passcode 49807504. The call will be webcast live over the internet and may be accessed on the Partnership’s website under “Events and Presentations” or directly at http://edge.media-server.com/m/p/te7htvcb.

Presentation slides are furnished as Exhibit 99.2 and will also be available on the Partnership’s website at http://www.enbridgepartners.com under “Events and Presentations.”

A webcast replay will be available at the link above approximately two hours after the conclusion of the event. A transcript will be posted to the website within approximately 24 hours.

This information is not deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not incorporated by reference into any registration statements filed under the Securities Act of 1933, as amended.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Reference is made to the “Index of Exhibits” following the signature page, which is hereby incorporated into this Item.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ENBRIDGE ENERGY PARTNERS, L.P. (Registrant)

	By:	Enbridge Energy Management, L.L.C.,
as delegate of Enbridge Energy Company, Inc., its General Partner

Date: January 27, 2017	By:	/s/ NOOR S. KAISSI
Noor S. Kaissi, Controller (Duly Authorized Officer)

Index of Exhibits

Exhibit Number	Description

10.1	Eighth Amended and Restated Agreement of Limited Partnership of Enbridge Energy, Limited Partnership

10.2	Support Agreement, dated January 26, 2017, by and among Enbridge Energy Partners, L.P., Enbridge Energy Company, Inc. and Midcoast Energy Partners, L.P. (incorporated by reference to Exhibit 10.1 to the Form 8-K filed on January 27, 2017 by Midcoast Energy Partners L.P.)

99.1	Press release of Enbridge Energy Partners, L.P., dated January 27, 2017

99.2	2017 Financial Outlook and Strategic Review Update Presentation, dated January 27, 2017